EXHIBIT 99.2



April 25, 2008



Dear Shareholders:

The depositors, employees and shareholders of Tri City Bankshares Corporation were shocked by the unexpected passing of Henry Karbiner, Jr., Chairman of the Board, President and CEO in March 2008. We all mourn the tragic loss of our leader and friend, Hank.

Highlights of the first quarter earnings are included on the enclosed brochure. Despite the downturn in housing and construction, the Corporation recorded an increase in operating income of $30,200 (1.3%) through March 31, 2008 over the same period in 2007. The increase occurred even with an increased first quarter provision of $185,000 to the banking subsidiary's reserve for loan losses. This expense increased $125,000 from a $60,000 provision taken in the first quarter of 2007. Extraordinary income from the redemption of shares of VISA stock following that company's initial public offering and receipt of Bank Owned Life Insurance death benefit proceeds were also recorded in the first quarter. The Corporation's net income increased $745,400 (32.7%) including this non-recurring income.

As we move forward we recognize the importance of the principles upon which Tri City National Bank was founded and the stability of the corporate management team. With continued effort the vision of our founder, David A. Ulrich will endure. That vision was also Hank's goal: a strong, profitable, independent community bank. It will remain our focus going forward.

Very truly yours,



Ronald K. Puetz
Chairman, President and CEO

RKP/kaw